CSI COMPRESSCO LP ANNOUNCES FOURTH QUARTER 2022 RESULTS; PROVIDES 2023 GUIDANCE; AND ACHIEVES 13% YEAR-ON-YEAR ADJUSTED EBITDA GROWTH

THE WOODLANDS, Texas (March 10, 2023) / PRNewswire / - CSI Compressco LP (“CSI Compressco”, “CCLP” or the “Partnership”) (NASDAQ: CCLP) today announced fourth quarter and total year 2022 results.

Fourth Quarter 2022 Summary
•Total revenues for fourth quarter 2022 were $94.0 million compared to $80.2 million for fourth quarter 2021.
•Net loss for fourth quarter 2022 was $4.2 million compared to $17.3 million for fourth quarter 2021.
•Adjusted EBITDA for fourth quarter 2022 was $32.4 million compared to $26.4 million for fourth quarter 2021.
•Distributable cash flow for fourth quarter was $13.0 million compared to $9.9 million for fourth quarter 2021
•Net leverage ratio was 5.5x at the end of the fourth quarter of 2022 compared to 6.2x for fourth quarter 2021.
•Utilization at the end of the fourth quarter 2022 was 86.8% compared to 80.8% in the fourth quarter 2021.
•Distribution coverage ratio for fourth quarter 2022 was 9.2x compared to 7.0x in the fourth quarter of 2021.
•Fourth quarter distribution of $0.01 per common unit was paid on February 14, 2023.

Total Year 2022 Summary
•Total revenues for 2022 were $353.4 million compared to $304.2 million in 2021.
•Net loss was $22.1 million compared to a net loss of $50.3 million in 2021.
•Adjusted EBITDA was $115.5 million compared to $101.8 million in 2021.
•Distributable cash flow was $42.4 million compared to $38.1 million in 2021.
•Long-term debt, net as of December 31, 2022 totals $634.0 million compared to $631.1 million as of December 31, 2021.

Management Commentary and Outlook
    John Jackson, CEO of CSI Compressco commented, “Our fourth quarter results reflected a continuing robust demand for compression and related services. We are now seeing over the last couple of quarters the impact of this demand translate into positive improvements in our financial results as the inflation impacts have slowed. The sequential improvements continued with higher EBITDA, contract services revenue, improved utilization and continued pricing improvement. We continued to add new build units to our fleet while upgrading some of our existing units through a combination of electric drive conversions and reconfiguring units to more industry-standard applications. Our overall fleet utilization improved to 86.8%, however, our reciprocating fleet improved to 93.3% and our reciprocating fleet represents over 82% of our total horsepower. Our leverage ratio has continued to improve during the fourth quarter reflecting the improving financial results.”

“As we look to 2023, we expect a continuing strong demand for horsepower in general but very tight supply for medium to large horsepower. We plan to spend lower amounts of growth capital in 2023 when compared to 2022 as we want to generate free cash flow. We will be looking to continue to improve our leverage ratio in 2023 through a combination of improving financial results and absolute debt paydown with our free cash flow. Our outlook, using the midpoint of our guidance, would reduce our net leverage ratio to approximately 5x by year end 2023. We remain bullish on the industry as the demand for compression combined with a reduced interest in ownership by E&P companies is providing a strong backdrop for growth for the foreseeable future.“

Fourth Quarter 2022 and Full Year 2022 Results

CSI Compressco’s fourth quarter results 2022 represent a significant improvement in the business. Fourth quarter 2022 revenue grew 17% year over year. Fourth quarter 2022 Adjusted EBITDA grew 23% year over year.

Fourth quarter Adjusted EBITDA included a $2.2 million benefit from the sale of used equipment and other assets compared to no benefit from the sale of used equipment and other assets in the third quarter 2022. Full Year Adjusted EBITDA in 2022 includes a $3.8 million benefit from the sale of used equipment and other assets compared to $2.7 million in 2021.

Net cash used by operating activities was $8.4 million in the fourth quarter 2022 compared to $42.4 million cash provided in the third quarter. Our year-end liquidity was $46.4 million, compared to $51.3 million at the end of the third quarter of 2022 and $32.7 million at the end of 2021. Liquidity is defined as unrestricted cash on hand plus availability under our revolving credit facilities.

    This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”): Adjusted EBITDA, distributable cash flow, distribution coverage ratio, free cash flow, and net leverage ratio. Please see Schedules B-D for reconciliations of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

    Unaudited results of operations for the quarter ended December 31, 2022 compared to the prior quarter and the corresponding prior year quarter are presented in the table below.

	Three Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021
	(In Thousands)
Net loss	$(4,246)	$(4,451)	$(17,267)
Adjusted EBITDA	$32,381	$29,782	$26,350
Distributable cash flow	$13,020	$11,075	$9,853
Net cash provided by (used in) operating activities	$(8,420)	$42,395	$(4,320)
Free cash flow	$(17,182)	$24,983	$(29,543)

As of December 31, 2022, our compressor fleet horsepower was 1,187,357 and fleet horsepower in service was 1,030,571 (we define the overall service fleet utilization rate as the service compressor fleet horsepower in service divided by the total compressor fleet horsepower). Idle horsepower equipment under repair is not considered utilized, but we do count units on standby as utilized when the client is being billed a standby service rate.

Balance Sheet

    Cash on hand at the end of the fourth quarter was $8.5 million. As of December 31, 2022, we had $62.2 million outstanding on the Partnership’s credit facilities at the end of the fourth quarter. Our debt maturity schedule reflects $400.0 million of first lien secured bonds due in April 2025 and $172.7 million of second lien secured bonds due in April 2026. Net leverage ratio as of December 31, 2022 was 5.5x.

Capital Expenditures

We expect capital expenditures in 2023 to range from $43.0 million to $48.0 million. These capital expenditures include approximately $17.0 million to $19.0 million of maintenance capital expenditures, approximately $23.0 million to $25.0 million of capital expenditures primarily associated with the expansion of our contract services fleet, and $3.0 million to $4.0 million of capital expenditures related to investments in technology and facilities.

Fourth Quarter 2022 Cash Distribution on Common Units

    On January 20, 2023, CSI Compressco announced that the board of directors of its general partner declared a cash distribution attributable to the fourth quarter of 2022 of $0.01 per outstanding common unit, which was paid on February 14, 2023, to common unitholders of record as of the close of business on January 31, 2023. The distribution coverage ratio for the fourth quarter of 2022 was 9.2x.

2023 Annual Guidance

CSI is providing annual guidance as detailed below:

	2023 Guidance
	Low	High
	(In thousands, except ratios)
Adjusted EBITDA	$125,000	$135,000
Net Leverage Ratio	5.2x	4.8x
Capital Expenditures:
Growth Capital Expenditures	$23,000	$25,000
Growth - Other Capital Expenditures(1)	3,000	4,000
Maintenance Capital Expenditures	17,000	19,000
Total Capital Expenditures	$43,000	$48,000

(1) “Growth - Other Capital Expenditures” includes investments in technology and facilities

Conference Call

    CSI Compressco will host a conference call to discuss fourth quarter and total year 2022 results today, March 10, 2023, at 10:30 a.m. Eastern Time. The phone number for the call is 1-866-374-8397. The conference call will also be available by live audio webcast and may be accessed through CSI Compressco’s investor relations website at http://ir.csicompressco.com/events-and-webcasts. An audio replay of the conference call will be available at 1-877-344-7529, conference number 10176355, replay code 9879648, for one week following the conference call and the archived webcast will be available through CSI Compressco’s website for thirty days following the conference call.

CSI Compressco Overview

    CSI Compressco is a provider of contract services including natural gas compression services and treating services. Natural gas compression is used for natural gas and oil production, gathering, artificial lift, transmission, processing, and storage. Treating services include removal of contaminants from a natural gas stream and cooling to reduce the temperature of produced gas and liquids. CSI Compressco’s compression and related services business includes a fleet of approximately 4,800 compressor packages providing approximately 1.2 million in aggregate horsepower, utilizing a full spectrum of low-, medium- and high-horsepower engines. Our treating fleet includes amine units, gas coolers, and related equipment. CSI Compressco’s aftermarket business provides compressor package overhaul, repair, reconfiguration, and maintenance services as well as the sale of compressor package parts and components manufactured by third-party suppliers. Our customers comprise a broad base of natural gas and oil exploration and production, midstream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of international locations. including the countries of Mexico, Canada, Argentina, Egypt and Chile. CSI Compressco’s General Partner is owned by Spartan Energy Partners LP.

Forward-Looking Statements

    This news release contains “forward-looking statements” and information based on our beliefs and those of our general partner, CSI Compressco GP LLC. Forward-looking statements in this news release are identifiable by the use of the following words and other similar words: “anticipates,” “assumes,” “believes,” “budgets,” “could,”

“estimates,” “expectations,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “plans,” “predicts,” “projects,” “schedules,” “seeks,” “should,” “targets,” “will,” and “would.” These forward-looking statements include statements, other than statements of historical fact, including anticipated return of standby equipment to in service, the redeployment of idle fleet compressors, joint-bidding on potential projects with Spartan, commodity prices and demand for CSI Compressco’s equipment and services and other statements regarding CSI Compressco’s beliefs, expectations, plans, prospects and other future events, performance, and other statements that are not purely historical. Such forward-looking statements reflect our current views with respect to future events and financial performance, and are based on assumptions that we believe to be reasonable, but such forward-looking statements are subject to numerous risks and uncertainties, including but not limited to: economic and operating conditions that are outside of our control, including the trading price of our common units, and the supply, demand, and price of oil and natural gas; the levels of competition we encounter; our dependence upon a limited number of customers and the activity levels of our customers; the levels of competition we encounter; our ability to renew our contracts with our customers, which are generally short-term contracts; the availability of adequate sources of capital to us, including changes to interest rates; our existing debt levels and our ability to obtain additional financing; our ability to continue to make cash distributions, or increase cash distributions from current levels, after the establishment of reserves, payment of debt service and other contractual obligations; the restrictions on our business that are imposed under our long-term debt agreements; the credit and risk profile of Spartan Energy Partners; risks related to acquisitions and our growth strategy; the availability of raw materials and labor at reasonable prices; risks related to our foreign operations; the effect and results of litigation, regulatory matters, environmental laws and regulations, settlements, audits, assessments, and contingencies; information technology risks, including the risk from cyberattack; acts of terrorism, war or political or civil unrest in the United States of elsewhere, including the Russian military invasion of Ukraine; operating hazards, natural disasters, weather-related impacts, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; global or national health concerns, including the outbreak of pandemics or epidemics such as the COVID-19 pandemic, including operational challenges, workforce challenges, and supply chain disruptions; and other risks and uncertainties contained in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission (“SEC”), which are available free of charge on the SEC website at www.sec.gov. The risks and uncertainties referred to above are generally beyond our ability to control and we cannot predict all the risks and uncertainties that could cause our actual results to differ from those indicated by the forward-looking statements. If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may vary from those indicated by the forward-looking statements, and such variances may be material. All subsequent written and verbal forward-looking statements made by or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements we may make, except as may be required by law.

Reconciliation of Non-GAAP Financial Measures

The Partnership includes in this release the non-GAAP financial measures Adjusted EBITDA, distributable cash flow, distribution coverage ratio, free cash flow, and net leverage ratio. Adjusted EBITDA is used as a supplemental financial measure by the Partnership’s management to:

•assess the Partnership’s ability to generate available cash sufficient to make distributions to the Partnership’s unitholders and general partner;
•evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•measure operating performance and return on capital as compared to those of our competitors; and
•determine the Partnership’s ability to incur and service debt and fund capital expenditures.

The Partnership defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and before certain charges, including impairments, bad debt expense attributable to bankruptcy of customers, equity compensation, non-cash costs of compressors sold, gain on extinguishment of debt, write-off of unamortized financing costs, and excluding, severance and other non-recurring or unusual expenses or charges.

Distributable cash flow is used as a supplemental financial measure by the Partnership’s management, as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as Adjusted EBITDA less current income tax expense, maintenance capital expenditures, interest expense, and severance expense, plus non-cash interest expense.

The Partnership believes that the distribution coverage ratio provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the total quarterly distribution payable, which includes, as applicable, distributions payable on all outstanding common units, the general partner interest and the general partner’s incentive distribution rights.

The Partnership defines free cash flow as net cash provided by operating activities less capital expenditures, net of sales proceeds. Management primarily uses this metric to assess our ability to retire debt, evaluate our capacity to further invest and grow, and measure our performance as compared to our peer group of companies.

The Partnership defines net leverage ratio as net debt (the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the consolidated balance sheet and excluding outstanding letters of credit) divided by Adjusted EBITDA for calculating net leverage (Adjusted EBITDA as reported externally adjusted for certain items to comply with its credit agreement) for the trailing twelve month period. Management primarily uses this metric to assess the Partnership’s ability to borrow, reduce debt, add to cash balances, pay distributions, and fund investing and financing activities.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. These non-GAAP financial measures may not be comparable to Adjusted EBITDA, distributable cash flow, free cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as CSI Compressco. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable U.S. GAAP measures, understanding the differences between the measures and incorporating this knowledge into management’s decision-making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that CSI Compressco has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership’s partnership agreement.

Schedule A - Income Statement

Results of Operations (unaudited)
	Three Months Ended			Twelve Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
	(In Thousands, Except per Unit Amounts)
Revenues:
Contract services	$68,594	$67,492	$60,954	$263,241	$234,998
Aftermarket services	20,655	23,192	13,591	72,928	53,534
Equipment rentals	3,878	3,869	4,473	14,865	12,903
Equipment sales	842	342	1,174	2,364	2,736
Total revenues	93,969	94,895	80,192	353,398	304,171
Cost of revenues (excluding depreciation and amortization expense):
Cost of contract services	36,221	34,793	32,389	135,639	118,702
Cost of aftermarket services	16,148	18,056	11,914	58,199	45,578
Cost of equipment rentals	816	563	410	2,346	1,065
Cost of equipment sales	699	66	1,505	1,382	3,342
Total cost of revenues	53,884	53,478	46,218	197,566	168,687
Depreciation and amortization	19,659	19,867	19,572	78,231	78,234
Impairments and other charges	—	135	—	135	—
Selling, general, and administrative expense	10,080	10,731	12,230	42,563	43,299
Interest expense, net of capitalized interest	12,951	12,615	13,816	50,503	54,791
Other (income) expense, net	(648)	1,661	4,410	1,882	3,868
Loss before taxes and discontinued operations	(1,957)	(3,592)	(16,054)	(17,482)	(44,708)
Provision for income taxes	2,289	940	1,223	4,786	4,952
Loss from continuing operations	(4,246)	(4,532)	(17,277)	(22,268)	(49,660)
Income (loss) from discontinued operations, net of taxes	—	81	10	173	(612)
Net loss	$(4,246)	$(4,451)	$(17,267)	$(22,095)	$(50,272)
Net loss per basic and diluted common unit	$(0.03)	$(0.03)	$(0.17)	$(0.16)	$(0.81)

Schedule B - Reconciliation of Net Loss to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio

    The following table reconciles net loss to Adjusted EBITDA, distributable cash flow and distribution coverage ratio for the three month periods ended December 31, 2022, September 30, 2022 and December 31, 2021 and the twelve month periods ended December 31, 2022 and December 31, 2021:

Results of Operations (unaudited)
	Three Months Ended			Twelve Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
	(In Thousands, except Ratios)
Net loss	$(4,246)	$(4,451)	$(17,267)	$(22,095)	$(50,272)
Interest expense, net	12,951	12,615	13,816	50,503	54,791
Provision for income taxes	2,289	940	1,234	4,786	4,952
Depreciation and amortization	19,659	19,867	19,572	78,231	78,234
Impairments and other charges	—	135	—	135	—
Non-cash cost of compressors sold	699	66	1,506	1,382	3,368
Equity compensation	390	458	479	1,622	2,286
Transaction costs	—	—	1,838	210	2,146
ERP Write off	—	—	4,635	—	4,635
Reorganization costs	—	—	754	—	754
Prior year sales tax accrual adjustment	—	—	—	—	367
Manufacturing engine order cancellation	—	—	—	—	300
Severance	199	233	—	432	114
Provision for income taxes, depreciation, amortization and impairments attributed to discontinued operations	—	(81)	(80)	(173)	256
Other	440	—	(137)	440	(137)
Adjusted EBITDA	$32,381	$29,782	$26,350	$115,473	$101,794

Less:
Current income tax expense	2,124	784	2,267	4,410	4,756
Maintenance capital expenditures	4,305	5,121	2,825	18,028	12,761
Interest expense	12,951	12,615	13,816	50,503	54,791
Severance and other	199	233	(137)	642	(23)
Plus:
Non-cash items included in interest expense (1)	218	46	2,274	526	8,592
Distributable cash flow	$13,020	$11,075	$9,853	$42,416	$38,101

Cash distribution attributable to period	$1,412	$1,412	$1,411	$5,648	$2,869
Distribution coverage ratio	9.22x	7.84x	6.98x	7.51x	13.28x

(1) Non-cash interest expense previously reported for 2022 included $5.8 million of interest accrued that was ultimately settled in cash rather than settled as PIK as in 2021. This resulted in a $2.1 million reduction of distributable cash flow, from $13.1 million to $ 11.1 million, for the quarter ended September 30, 2022, and a total of $5.8 million for the year ended December 31, 2022.

Schedule C - Reconciliation of Net Cash Provided by Operating Activities Operations to Free Cash Flow

    The following table reconciles net cash provided by operating activities to free cash flow for the three month periods ended December 31, 2022, September 30, 2022 and December 31, 2021 and the twelve month periods ended on December 31, 2022 and December 31, 2021:

Results of Operations (unaudited)
	Three Months Ended			Twelve Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
	(In Thousands)
Net cash provided by (used in) operating activities	$(8,420)	$42,395	$(4,320)	$35,544	$27,156
Capital expenditures, net of sales proceeds	(8,762)	(17,412)	(25,223)	(43,939)	(42,098)
Free cash flow	$(17,182)	$24,983	$(29,543)	$(8,395)	$(14,942)

Schedule D – Reconciliation of Net Loss to Adjusted EBITDA for Net Leverage Ratio Calculation (unaudited)
(in thousands, except ratios)

Twelve Months Ended
December 31, 2022

Net loss	$(22,095)
Interest expense, net	50,503
Provision for income taxes	4,786
Depreciation and amortization	78,231
Impairments and other charges	135
Non-cash cost of compressors sold	1,382
Equity compensation	1,622
Benefit for income taxes, depreciation, amortization and impairments attributed to discontinued operations	(173)
Transaction costs	210
Severance	432
Other	440
Adjusted EBITDA	$115,473

Debt Schedule	December 31, 2022

7.50% First Lien Notes	$400,000
10.000%/10.750% Second Lien Notes	172,717
Credit Facilities	62,190
Finance leases	14,129
Cash on Hand	(8,475)
Net Debt	$640,561

Net Leverage Ratio (Net Debt/Adjusted EBITDA for Net Leverage Calculation)	5.5x

Schedule E – Balance Sheet

	December 31, 2022	December 31, 2021
(In Thousands)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,475	$6,598
Trade accounts receivable, net of allowance for doubtful accounts of $736 in 2022 and $1,223 in 2021	65,085	53,520
Trade receivable - affiliate	948	—
Inventories	45,902	33,271
Prepaid expenses and other current assets	7,905	7,390
Total current assets	128,315	100,779
Property, plant, and equipment:
Land and building	7,227	13,409
Compressors and equipment	1,103,657	1,072,927
Vehicles	8,640	8,469
Construction in progress	37,183	31,968
Total property, plant, and equipment	1,156,707	1,126,773
Less accumulated depreciation	(611,734)	(556,311)
Net property, plant, and equipment	544,973	570,462
Other assets:
Deferred tax asset	3	5
Intangible assets, net of accumulated amortization of $36,627 in 2022 and $33,672 in 2021	19,140	22,095
Operating lease right-of-use assets	27,205	25,898
Other assets	2,767	3,122
Total other assets	49,115	51,120
Total assets	$722,403	$722,361
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$34,589	$28,958
Unearned income	2,590	2,187
Accrued liabilities and other	47,076	39,888
Current liabilities associated with discontinued operations	—	262
Total current liabilities	84,255	71,295
Other liabilities:
Long-term debt, net	634,016	631,141
Deferred tax liabilities	1,245	819
Operating lease liabilities	19,419	17,648
Other long-term liabilities	8,742	299
Total other liabilities	663,422	649,907
Commitments and contingencies
Partners’ capital:
General partner interest	(1,618)	(1,486)
Common units (141,237,462 units issued and outstanding at December 31, 2022 and 140,386,811 units issued and outstanding at December 31, 2021)	(9,250)	17,049
Accumulated other comprehensive loss	(14,406)	(14,404)
Total partners’ capital (deficit)	(25,274)	1,159
Total liabilities and partners’ capital	$722,403	$722,361

Investor Contact for further information:
Jon Byers
CSI Compressco LP,
The Woodlands, Texas,
Phone: (281) 364-2279,
jon.byers@csicompressco.com
www.csicompressco.com